Exhibit 99.1

[The CIT Group, Inc. Logo]

IMMEDIATE RELEASE
-----------------

               CIT REPORTS 13th CONSECUTIVE YEAR OF INCOME GROWTH

     Record 4th Quarter Results Reflect Improved Margins, Stable Charge-offs and Decreased Leverage

      NEW YORK, January 25, 2001 --- Delivering its 13th consecutive year of earnings growth, The CIT Group, Inc. (NYSE: CIT, TSE - CIT.U and Exchangeable
Shares: TSE - CGX.U) today announced record fourth quarter 2000 net income of $160.1 million, or $0.61 per share on a fully diluted basis, compared to $104.3 million, or $0.49 per diluted share, in the prior year. For the twelve months ending December 31, 2000, net income totaled a record $611.6 million, an increase of 57.1 percent from the prior year. The earnings improvement over the prior year reflects growth from our 1999 acquisition activities, solid fee and other income generation as well as considerable expense savings related to operational integrations. On a diluted per share basis, earnings for 2000 were $2.33 compared to $2.22 in 1999.

      Fourth quarter 2000 earnings per diluted share, before the amortization of goodwill, was $0.69, improved from $0.54 in 1999. For the year, earnings per diluted share before the amortization of goodwill increased 12.4 percent from 1999 to $2.62.

      "Despite a softening economy, CIT produced record net income for the quarter and the year, driven by strong performances from its diversified franchises. For well over a decade, in both favorable and tough economies, CIT has consistently produced earnings growth while maintaining a strong balance sheet," said Albert R. Gamper, Jr., CIT Chairman, President and CEO. "With leadership positions in key industry sectors, a highly diversified revenue stream, and strong operating platforms, we are positioned for continued success. In the months ahead, we will continue to focus on the fundamentals of credit quality and operating efficiencies while progressing toward our goals with respect to improving balance sheet leverage and returns."

Financial Highlights:

      Business Volume. Fourth quarter business volume, excluding factoring, was $6.3 billion, up from $6.1 billion for the third quarter and $5.3 billion for the same period last year. This is indicative of the continued improvement in business generation and boosted CIT's Year 2000 commercial and consumer business volume to $25.3 billion.

                                    --more--

      Margins. Fourth quarter 2000 net finance margin improved to $390.6 million from $370.5 million in the third quarter and $272.7 million in the fourth quarter last year. Fourth quarter 2000 net finance margin as a percentage of average earning assets was 3.75 percent, up from 3.61 percent for the third quarter and from 3.51 percent in the fourth quarter of 1999. This improvement reflects the benefit of pricing initiatives and business mix.

      Credit Quality. Fourth quarter 2000 net charge-offs were $60.1 million,
0.70 percent of average finance receivables, compared to $61.9 million or 0.74 percent in the third quarter. Commercial net charge-offs for the fourth quarter were 0.62 percent compared to 0.67 percent for the third quarter, while consumer net charge-offs were 1.25 percent compared to 1.21 percent for the third quarter. At December 31, 2000, total past dues as a percentage of finance receivables, were 2.98 percent, up from 2.67 percent at September 30, 2000, as both commercial and consumer delinquencies increased during the quarter. The commercial delinquency trend reflected higher past dues in the Equipment Financing and Leasing segment, in part offset by a decrease in the Vendor Technology Finance segment. Consumer delinquencies increased seasonally in the quarter.

      Efficiency and Expenses. The efficiency ratio was 43.0 percent in the fourth quarter, improved from 48.3 percent for the fourth quarter 1999. The efficiency ratio was 43.8 percent and 41.3 percent for the full year 2000 and 1999, respectively, reflecting the Newcourt acquisition late in 1999.

      Balance Sheet Leverage. Debt to tangible equity ratio closed the year at
8.78 times, an improvement from 9.09 times last quarter, reflecting management's ongoing initiatives to liquidate lower yielding assets and maintain pricing discipline. Similarly, the ratio of tangible stockholders' equity to managed assets improved to 7.82 percent from 7.55 percent last quarter.

      Segment Performance. Net income for the fourth quarter was highlighted by a strong performance across all business units, particularly in the Equipment Financing and Leasing segment, mitigated by modest losses in our Equity Investment portfolio. Fourth quarter volume was strong in Structured Finance, Vendor Technology Finance and Business Credit.

              (SEE ATTACHED TABLES FOR ADDITIONAL FINANCIAL DATA).

Forward-Looking Statements:

      Certain statements contained in this document are forward-looking statements concerning our future earnings, financial condition and operations. These statements involve risks and uncertainties that may be difficult to predict. Forward-looking statements are based upon management's estimates of future economic conditions, fair values and future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements, due to various risks and uncertainties identified more fully in our 1999 Form 10-K.

About CIT:

      CIT is a leading, global source of financing and leasing capital for companies in more than 30 industries. Managing more than $50 billion in assets across a diversified portfolio, CIT is the trusted financial engine empowering many of today's industry leaders and emerging businesses, offering vendor, equipment, commercial, factoring, consumer and structured financing capabilities. Founded in 1908, CIT operates extensively in the United States and Canada with strategic locations in Europe, Latin and South America, and the Pacific Rim. For more information on CIT, visit the Web site at www.cit.com.

Earnings Conference Call and Web Cast:

      CIT is hosting a conference call and simultaneous Web cast on Thursday, January 25, 2001 at 11:00 a.m. EST to discuss its fourth quarter financial results. Both the call and Web cast are open to the general public. The conference call is available at the following numbers:

      United States: (800) 819-9193                 Confirmation Code: 593740
      International: (913) 981-4911                 Confirmation Code: 593740

      Interested parties may also access the call live over the Internet at: www.cit.com. Please go to the Web site at least 15 minutes before the broadcast to register, download and install any necessary audio software. Following its completion, a replay of the call can be accessed 90 minutes after the call on the Internet via www.cit.com or by calling in the U.S. (888) 203-1112 or internationally (719) 457-0820 using the passcode---593740.

                                      ###

Media Contacts                                       Investor Relations Contacts
Joan Russo                                           James J. Egan, Jr.
CIT                                                  CIT
Joan.Russo@cit.com                                   Jim.Egan@cit.com
(973) 740-5437                                       (973) 535-5911
         or                                                 or
Sammie Becker/Joseph LoBello                         Yvette K. Rudich
Stanton Crenshaw Communications                      CIT
Sbecker/jlobello@stanton-crenshaw.com                Yvette.Rudich@cit.com
(212) 780-1900                                       (973) 597-2095

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                     (In Millions, except per share amounts)

                                                                    For the Quarter               For the Year
                                                                   Ended December 31,           Ended December 31,
                                                                   2000          1999          2000           1999
                                                                 --------       ------       --------       --------
Finance income                                                   $1,391.2       $886.1       $5,248.4       $2,565.9
Interest expense                                                    652.2        435.2        2,497.7        1,293.4
                                                                 --------       ------       --------       --------
   Net finance income                                               739.0        450.9        2,750.7        1,272.5
Depreciation on operating lease equipment                           348.4        178.2        1,281.3          355.1
                                                                 --------       ------       --------       --------
   Net finance margin                                               390.6        272.7        1,469.4          917.4
Other revenue                                                       217.3        129.4          912.0          350.8
                                                                 --------       ------       --------       --------
   Operating revenue                                                607.9        402.1        2,381.4        1,268.2
                                                                 --------       ------       --------       --------

Salaries and general operating expenses                             259.3        192.0        1,035.2          516.0
Provision for credit losses                                          63.8         32.4          255.2          110.3
Goodwill amortization                                                22.5         12.6           86.3           25.7
Minority interest in subsidiary trust holding
   solely debentures of the Company                                   4.8          4.8           19.2           19.2
                                                                 --------       ------       --------       --------
   Operating expenses                                               350.4        241.8        1,395.9          671.2
                                                                 --------       ------       --------       --------

   Income before provision for income taxes                         257.5        160.3          985.5          597.0
Provision for income taxes                                           97.4         56.0          373.9          207.6
                                                                 --------       ------       --------       --------
   Net income                                                    $  160.1       $104.3       $  611.6       $  389.4
                                                                 ========       ======       ========       ========

Basic net income per share                                       $   0.62       $ 0.49       $   2.34       $   2.24
Weighted average shares outstanding                                 260.0        213.1          261.1          174.0
Diluted net income per share                                     $   0.61       $ 0.49       $   2.33       $   2.22
Weighted average shares outstanding                                 262.5        214.2          262.7          175.2

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in Millions)

                                                                             December 31,          December 31,
                                                                                2000                  1999
                                                                             ------------          ------------
Assets
------
Financing and leasing assets
Loans and leases
   Commercial                                                                $29,304.0              $27,119.2
   Consumer                                                                    4,193.5                3,887.9
                                                                             ---------              ---------
      Finance receivables                                                     33,497.5               31,007.1
Reserve for credit losses                                                       (468.5)                (446.9)
                                                                             ---------              ---------
      Net finance receivables                                                 33,029.0               30,560.2
Operating lease equipment, net                                                 7,190.6                6,125.9
Finance receivables held for sale                                              2,698.4                3,123.7
Cash and cash equivalents                                                        812.1                1,073.4
Goodwill                                                                       1,964.6                1,850.5
Other assets                                                                   2,995.1                2,347.4
                                                                             ---------              ---------
   Total assets                                                              $48,689.8              $45,081.1
                                                                             =========              =========

Liabilities and Stockholders' Equity
------------------------------------
Debt
Commercial paper                                                             $ 9,063.5              $ 8,974.0
Variable rate senior notes                                                    11,130.5                7,147.2
Fixed rate senior notes                                                       17,571.1               19,052.3
Subordinated fixed rate notes                                                    200.0                  200.0
                                                                             ---------              ---------
   Total debt                                                                 37,965.1               35,373.5
Credit balances of factoring clients                                           2,179.9                2,200.6
Accrued liabilities and payables                                               1,640.8                1,191.8
Deferred federal income taxes                                                    646.8                  510.8
                                                                             ---------              ---------
   Total liabilities                                                          42,432.6               39,276.7
Company-obligated mandatorily redeemable
   preferred securities of subsidiary trust holding
   solely debentures of the Company                                              250.0                  250.0
Stockholders' equity
Common stock                                                                       2.7                    2.7
Paid-in capital                                                                3,527.2                3,521.8
Retained earnings                                                              2,603.3                2,097.6
Accumulated other comprehensive income                                            11.7                    2.8
Treasury stock at cost                                                          (137.7)                 (70.5)
                                                                             ---------              ---------
   Total stockholders' equity                                                  6,007.2                5,554.4
                                                                             ---------              ---------
   Total liabilities and stockholders' equity                                $48,689.8              $45,081.1
                                                                             =========              =========

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                              (Amounts in Millions)

MANAGED ASSETS BY STRATEGIC BUSINESS UNIT
-----------------------------------------

                                                             At December 31,        At December 31,
                                                                  2000                   1999
                                                             ---------------        ---------------
 Equipment Financing:
  Finance receivables (1)                                       $12,469.2              $10,899.3
  Operating lease equipment, net (1)                              2,313.2                1,066.2
                                                                ---------              ---------
   Total                                                         14,782.4               11,965.5
                                                                ---------              ---------
Capital Finance:
  Finance receivables                                             1,863.1                1,838.0
  Operating lease equipment, net                                  3,594.6                2,931.8
  Liquidating portfolio (2)                                         185.9                  281.4
                                                                ---------              ---------
   Total                                                          5,643.6                5,051.2
                                                                ---------              ---------
   Total Equipment Financing and Leasing Segment                 20,426.0               17,016.7
                                                                ---------              ---------
Vendor Technology Finance:
  Finance receivables (1)                                         6,549.0                7,488.9
  Operating lease equipment, net (1)                              1,224.0                2,108.8
                                                                ---------              ---------
   Total Vendor Technology Finance Segment                        7,773.0                9,597.7
                                                                ---------              ---------
Structured Finance:
  Finance receivables                                             2,347.3                1,933.9
  Operating lease equipment, net                                     58.8                     --
  Other - Equity Investments                                        285.8                  137.3
                                                                ---------              ---------
   Total Structured Finance Segment                               2,691.9                2,071.2
                                                                ---------              ---------
Commercial Services                                               4,277.9                4,165.1
Business Credit                                                   3,415.8                2,837.0
                                                                ---------              ---------
   Total Commercial Finance Segment                               7,693.7                7,002.1
                                                                ---------              ---------
   Total Commercial Segments                                     38,584.6               35,687.7
                                                                ---------              ---------
Home equity                                                       2,451.7                2,215.4
Manufactured housing                                              1,802.1                1,666.9
Recreational vehicles                                               648.0                  361.2
Liquidating portfolio (3)                                           298.2                  462.8
                                                                ---------              ---------
   Total Consumer Segment                                         5,200.0                4,706.3
                                                                ---------              ---------
   TOTAL FINANCING AND LEASING PORTFOLIO ASSETS                  43,784.6               40,394.0
                                                                ---------              ---------
Finance receivables previously securitized:
  Commercial                                                      9,075.9                8,471.5
  Consumer                                                        1,582.7                1,987.0
  Consumer liquidating portfolio (3)                                457.7                  580.8
                                                                ---------              ---------
   Total                                                         11,116.3               11,039.3
                                                                ---------              ---------
   TOTAL MANAGED ASSETS                                         $54,900.9              $51,433.3
                                                                =========              =========

(1) During the third quarter of 2000, we transferred approximately $1.7 billion of finance receivables and $1.0 billion of operating lease equipment from Vendor Technology Finance to Equipment Financing.

(2) Consists primarily of ocean going maritime and project finance. Capital Finance discontinued marketing to these sectors in 1997.

(3) In 1999, we decided to exit the recreational boat and wholesale loan product lines.

                                                              For the Quarter            For the Year
                                                             Ended December 31,        Ended December 31,
OTHER REVENUE                                                2000         1999         2000         1999
-------------                                             --------     ---------     --------     --------
Fees and other income                                     $  111.6      $   73.5     $  480.9     $  161.0
Gains on securitizations                                      40.6           9.4        109.5         14.7
Factoring commissions                                         38.8          34.6        154.7        118.7
Gains on sales of leasing equipment                           32.4          11.9        113.2         56.4
Gains (losses) on venture capital investments                 (6.1)           --         53.7           --
                                                          --------      --------     --------     --------
                                                          $  217.3      $  129.4     $  912.0     $  350.8
                                                          ========      ========     ========     ========

                      THE CIT GROUP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA

                                                                              For the Quarter               For the Year
Selected Data and Ratios                                                     Ended December 31,           Ended December 31,
                                                                            2000           1999           2000          1999
                                                                            ----           ----           ----          ----
Profitability
Net income per diluted share                                             $    0.61     $    0.49      $    2.33      $    2.22
Net income per diluted share, excluding goodwill amortization            $    0.69     $    0.54      $    2.62      $    2.33
Book value per common share                                                                           $   22.94      $   20.97
Return on average stockholders' equity                                        10.8%          9.9%          10.7%          12.0%
Return on average tangible stockholders' equity(1)                            16.3%         12.7%          16.0%          14.2%
Return on average stockholders' equity (ex. goodwill amortization)            12.2%         10.9%          12.0%          12.6%
Return on AEA                                                                 1.54%         1.34%          1.50%          1.52%
Return on AMA(2)                                                              1.22%         1.11%          1.19%          1.32%
Other
Net finance income as a percentage of AEA                                     7.09%         5.80%          6.76%          4.98%
Net finance margin as a percentage of AEA                                     3.75%         3.51%          3.61%          3.59%
Efficiency ratio(3)                                                           43.0%         48.3%          43.8%          41.3%
Salaries and general operating expenses as a percentage of AMA(2)(3)          1.97%         2.05%          2.01%          1.75%
Net credit losses as a percentage of average:
  Total finance receivables                                                   0.70%         0.41%          0.71%          0.42%
  Commercial finance receivables                                              0.62%         0.26%          0.62%          0.25%
  Consumer finance receivables                                                1.25%         1.26%          1.32%          1.19%
Volume securitized                                                       $ 1,204.2      $  476.9      $ 4,129.2      $ 1,512.9
Gains on securitizations as a percentage of pretax income                     15.8%          5.9%          11.1%           2.5%
Average Balances
Average Stockholders' Equity                                             $ 5,906.9     $ 4,233.6      $ 5,738.2      $ 3,235.7
Average Finance Receivables                                              $34,245.7     $26,740.0      $33,325.3      $22,426.8
Average Earning Assets                                                   $41,669.0     $31,104.1      $40,682.5      $25,569.5
Average Managed Assets                                                   $52,628.7     $37,476.5      $51,436.9      $29,438.8

                                                                                      At December 31,    At December 31,
Credit Quality                                                                              2000               1999
                                                                                            ----               ----
60+ days contractual delinquency as a percentage of
     finance receivables
  Commercial                                                                                2.69%             2.42%
  Consumer                                                                                  5.03%             4.62%
    Total                                                                                   2.98%             2.71%
60+ days managed financial asset contractual delinquency
     as a percentage of managed financial assets(4)
  Commercial                                                                                3.18%             2.72%
  Consumer                                                                                  3.86%             3.49%
    Total                                                                                   3.29%             2.84%
Total non-performing assets as a percentage of finance
receivables(5)                                                                              2.47%             2.05%
Total non-performing managed assets as a percentage of managed
financial assets(4)                                                                         2.74%             2.23%
Reserve for credit losses as a percentage of finance receivables                            1.40%             1.44%
Capital and Leverage
Tangible stockholders' equity to managed assets(1)(6)                                       7.82%             7.69%
Debt (net of overnight deposits) to tangible stockholders'
equity(7)                                                                                   8.78x             8.75x

(1)   Tangible stockholders' equity excludes goodwill.

(2) "AMA" or "Average Managed Assets", represents the sum of average earning assets, which are net of credit balances of factoring clients, and the average of commercial and consumer finance receivables previously securitized and currently managed by the Company.

(3)   Amortization of goodwill is excluded from these ratios.

(4)   Managed financial assets exclude operating leases and Equity Investments.

(5) Total non-performing assets reflect both commercial and consumer finance receivables on non-accrual status and assets received in satisfaction of loans.

(6) Tangible stockholders' equity includes $250.0 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company.

(7) Total debt excludes, and stockholders' equity includes $250.0 million of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company.